Exhibit 99.1

March 15, 2010

My fellow shareholders,

The Board of Directors of AmerInst Insurance Group, Ltd. (“AmerInst” or the “Company”) has declared the Company’s 50th consecutive dividend to be paid March 15, 2010 to shareholders of record as of February 28, 2010. We are pleased to enclose your semi-annual dividend check for 47 cents per share. The Board currently expects that the next semi-annual dividend of 47 cents per share will occur in the third quarter of 2010.

Earlier this year, AmerInst successfully completed its first sale of accountants’ professional liability insurance since the launch of its new agency relationship with the Crum & Forster Insurance Group last fall. We would like to thank Anne Pelosof, CPA, of Addison, Texas - our first customer and an AmerInst shareholder - for endorsing our coverage.

AmerInst Professional Services, Ltd. continues to work closely with Crum & Forster to secure regulatory approval from various state insurance departments. We are committed to providing professional liability insurance specifically for small and mid-sized accounting firms through a streamlined 24/7 direct-to-insured web-based capability.

With our new business venture in place, the Board is more confident than ever that we have a platform for continuing growth and profitability. We fully expect to play a leading role in the professional liability marketplace in the future. It is our belief that this positioning will also create superior value for our shareholders.

If you have questions or would like more information about AmerInst, please feel free to contact me at 505-998-3205 or idiamond@redw.com.

Protection for Generations of CPA Firms

Shareholder inquiries, requests for change of mailing or e-mail address, transfer, name change, and redemption of shares due to death, retirement or disability should continue to be referred to our Shareholder Services Division: AmerInst Insurance Group, Ltd. – Shareholder Services, P.O. Box 1330, Montpelier, VT 05601-1330, Tel: 1-800-422-8141/Fax: 802-229-6280, E-mail: AmerInst@vim.usarisk.com

Sincerely,

Irvin F. Diamond, CPA

Chairman

Certain statements in this Chairman’s Letter are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including but not limited to the amount and timing of future shareholder dividends, our ability to grow and be profitable, successfully competing in the professional liability marketplace, and creating value for our shareholders. Additionally, words such as “expect,” “will” and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include unexpected events which require AmerInst to conserve its working capital, the limitation of business opportunities by the current economic conditions, difficulties in implementing our new business plan, and difficult economic conditions and increased competitive pressures in the insurance industry. Further information about AmerInst’s risk factors is contained in its filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2008. AmerInst does not undertake any duty nor does it intend to update the results of these forward-looking statements.

Protection for Generations of CPA Firms